Exhibit 5

                         Opinion Regarding Legality

              [RICH, MAY, BILODEAU & FLAHERTY, P.C. LETTERHEAD]



                                                         December 29, 1998

Berkshire Energy Resources
115 Cheshire Road
Pittsfield, MA  01201-1879

Re: Issuance of Shares of Beneficial Interest in Connection with the Formation of a Holding Company Structure for The Berkshire Gas Company

Ladies and Gentlemen:

      At your request, we have examined the Registration Statement on Form S-4 (the "Registration Statement") in the form being filed by Berkshire Energy Resources, a Massachusetts business trust ("Holdco"), with the Securities and Exchange Commission ("SEC") relating to the registration under the Securities Act of 1933, as amended (the "Act"), of 12,506 shares of beneficial interest of Holdco (the "Holdco Common Shares") in connection with a merger that will cause Holdco to become the parent holding company of The Berkshire Gas Company, a Massachusetts gas company (the "Restructuring").

      We have also examined the Registration Statement on Form S-4 (No. 333-46799) filed by Holdco with the SEC relating to the registration under the Act of 2,385,252 Holdco Common Shares in connection with the Restructuring (the "Prior Registration Statement"), which Prior Registration Statement was incorporated by reference into the Registration Statement.

      We have acted as counsel for Holdco in connection with the proposed issue and sale of the Holdco Common Shares. We are familiar with the proceedings taken by Holdco in respect thereof and have examined originals or certified or attested copies of such certificates, records and documents as we have deemed necessary for the purposes of this opinion.

      Basing our opinion on the foregoing, we are of the opinion that:

      (1) Holdco is a business trust validly organized and existing under the laws of the Commonwealth of Massachusetts and is duly qualified to carry on the business which it is now conducting; and

      (2) When the Registration Statement has been declared effective, the issuance of the Holdco Common Shares has been duly authorized by appropriate corporate action and by appropriate action of regulatory authorities having jurisdiction, including the Massachusetts Department of Telecommunications and Energy, and the Holdco Common Shares have been issued in accordance with the terms of the Registration Statement and the Agreement and Plan of Merger constituting APPENDIX A to the Proxy Statement/Prospectus contained in the Prior Registration Statement and incorporated by reference into the Registration Statement, the Holdco Common Shares will be validly issued, fully paid and non-assessable.

      We express no opinion as to matters of law in jurisdictions other than the Commonwealth of Massachusetts and the federal law of the United States, and express no opinion as to the applicability of the so-called "blue sky" or securities laws of the several states, including Massachusetts.

      We understand that this opinion is to be used in connection with the above-referenced Registration Statement and consent to the filing of this opinion with and as part of said Registration Statement and the use of our name therein and in the related Proxy Statement/Prospectus in the Prior Registration Statement under the captions "Legal Opinions" and "Experts."

                                    Very truly yours,

                                    /s/ Rich, May, Bilodeau & Flaherty, P.C.
                                    Rich, May, Bilodeau & Flaherty, P.C.